Exhibit 99.2

Lilis Energy, Inc. Announces Closing of Asset Sale, Expected Effective Date of its Liquidating Chapter 11 Plan and Suspension of SEC Reporting

FORT WORTH, TEXAS – December 2, 2020 - Lilis Energy, Inc. (OTC: LLEXQ) (the “Company”), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, today announced the closing of the sale of substantially all of the assets of the Company and its filing subsidiaries to Ameredev Texas, LLC (“Ameredev”) pursuant to a previously disclosed Bankruptcy Court-approved purchase and sale agreement (the “Sale”). As a result, the Company expects that the Effective Date of the Plan will occur within the next several days.

All net proceeds from the Sale not distributed on the Effective Date pursuant to the Plan, and any miscellaneous assets not sold pursuant to the purchase and sale agreement or otherwise provided for in the Plan will be contributed to a liquidation trust in accordance with the Plan. Pursuant to the Plan, the Company’s notes, instruments, certificates, credit agreements, indentures and other documents evidencing creditor claims or equity interests, including all outstanding shares of common and preferred stock of the Company, will be cancelled as of the Effective Date. Each of the Company and its filing subsidiaries will be dissolved and cease to exist on the Effective Date.

In connection with the dissolution of the Company, the Company will file an appropriate form with the U.S. Securities and Exchange Commission to suspend filing periodic or current reports with the SEC.

Information regarding the Chapter 11 process of the Company and its filing subsidiaries is available for free on the website maintained by Stretto, located at https://cases.stretto.com/LilisEnergy or by calling (855) 364-4639 (Toll-Free) or (949) 266-6357 (Local).

Vinson & Elkins LLP served as legal advisor to the Company, Barclays Capital served as investment banker for the Company, and Opportune LLP served as restructuring advisor to the Company. Bracewell LLP served as legal advisor to Ameredev.

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding the Company satisfying or obtaining waivers of the conditions precedent to the effectiveness of the Plan. The satisfaction or obtaining waivers of these conditions precedent to effectiveness of the Plan are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results or timing to differ materially and adversely from those expressed or implied in the forward-looking statements. Additional factors, events, or uncertainties that may emerge from time to time, or those that the Company currently deems to be immaterial, could cause its actual results to differ, and it is not possible for the Company to predict all of them. The Company makes forward-looking statements based on currently available information, and it assumes no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this report, whether as a result of new information, future events or otherwise, except as required by law.